Exhibit 1.1

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

AMENDMENT OF THE ARTICLES OF ASSOCIATION

(MobiFon Holdings B. V.)

This first day of July two thousand and five, there appeared before me, Hendrikus Johannes Portengen, civil law notary in Rotterdam, the Netherlands, Ms. Noortje Rienje Maria Crouwers, deputy civil law notary, with office address at (3012 CN) Rotterdam, Weena 690, the Netherlands, born in Oss, the Netherlands, on the thirtieth day of January nineteen hundred and seventy-six.

The person appearing declared the following:

On the twenty-fourth day of June two thousand and five the general meeting of shareholders of MobiFon Holdings B.V.,a private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Amsterdam, the Netherlands, and its office address at (2909 LC) Capelle aan den IJssel, the Netherlands, Rivium Quadrant 173-177 (the “Company”), resolved to amend and completely readopt the Articles of Association of the Company, as well as to authorize the person appearing to have this deed executed. The adoption of such resolutions is evidenced by the shareholder’s resolution attached to this deed (Annex).

The Articles of Association of the Company were last amended by a deed, executed on the first day of June two thousand and five, before P.H.N. Quist, civil law notary officiating in Amsterdam, the Netherlands, with respect to which a ministerial Statement of No Objections was granted on the thirtieth day of May two thousand and five, under number B.V. 1195992.

In implementing the aforementioned resolution, the Articles of Association of the Company are hereby amended and completely readopted as follows.

ARTICLES OF ASSOCIATION:

Article 1. Definitions.

1.1.          In these Articles of Association the following words shall have the following meanings:

a.     a “Share”:
a share in the capital of the Company;

b.     a “Shareholder”:
a holder of one or more Shares;

c.     the “Shareholders’ Body”:
the body of the Company consisting of Shareholders entitled to vote;

d.     a “General Meeting of Shareholders”:
a meeting of Shareholders and other persons entitled to attend meetings of Shareholders;

e.     the “Management Board”:
the management board of the Company;

f.      “in writing”

by letter, by telecopier, bye-mail, or by message which is transmitted via any other current means of communication and which can be received in the written form, provided that the identity of the sender can be sufficiently established;

g.     the “Distributable Equity”:
the part of the Company’s equity which exceeds the aggregate of the issued capital and the reserves which must be maintained pursuant to the law;

h.     a “Company Body”:
the Management Board or the Shareholders’ Body.

1.2.          References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.

Article 2. Name and Official Seat.

2.1.          The Company’s name is:

MobiFon Holdings B.V..

2.2.          The official seat of the Company is in Rotterdam.

Article 3. Objects.

The objects of the Company are:

a.     to participate in MobiFon S.A., a company incorporated under the laws of Romania;

b.     to finance, to collaborate with, to conduct the management of MobiFon S.A. and its subsidiaries and provide advice and other services;

c.     to invest funds for itself or on behalf of MobiFon S.A. and its subsidiaries;

d.     to provide security for the debts of MobiFon S.A. and its subsidiaries;

e.     to undertake all that which is connected to the foregoing or in furtherance thereof,

all in the widest sense of the words.

Article 4. Authorized Capital.

4.1.          The authorized capital of the Company equals ninety thousand euro (EUR 90,000).

4.2.          The authorized capital of the Company is divided into ninety thousand (90,000) Shares with a nominal value of one euro (EUR 1) each.

4.3.          All Shares shall be registered. No share certificates shall be issued.

Article 5. Register of Shareholders.

5.1.          The Management Board shall keep a register of Shareholders in which the names and addresses of all Shareholders are recorded.

5.2.          Section 2:194 of the Dutch Civil Code applies to the register of Shareholders.

Article 6. Issuance of Shares.

6.1.          Shares may be issued pursuant to a resolution of the Shareholders’ Body. The Shareholders’ Body may transfer this authority to another Company Body and may also revoke such transfer.

6.2.          A resolution to issue Shares shall stipulate the issue price and the other conditions of issue.

6.3.          Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares, subject to the relevant limitations prescribed by law and the provision of Article 6.4.

6.4.          Prior to each single issuance of Shares, the right of pre-emption may be limited or excluded by the Company Body competent to issue such Shares.

6.5.          The provisions of Articles 6.1, 6.2, 6.3 and 6.4 shall apply by analogy to the granting of rights to subscribe for Shares, but do not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

6.6.          The issue of a Share shall furthermore require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

6.7.          The full nominal value of each Share must be paid upon issuance.

Article 7. Own Shares; Reduction of the Issued Capital.

7.1.          The Company and its subsidiaries may acquire fully paid in Shares or depositary receipts thereof, with due observance of the limitations prescribed by law.

7.2.          The Company may grant loans with a view to a subscription for or an acquisition of Shares or depositary receipts thereof, but not in excess of the amount of the Distributable Equity.

7.3.          The Company shall maintain a non-distributable reserve up to the outstanding amount of the loans referred to in Article 7.2.

7.4.          The Shareholders’ Body may resolve to reduce the Company’s issued capital in accordance with the relevant provisions prescribed by law.

Article 8. Transfer of Shares.

8.1.      The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

8.2.      Unless the Company itself is party to the legal act, the rights attributable to the Share can only be exercised- after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the relevant provisions of the law.

Article 9. Blocking Clause (offer to co-Shareholders).

9.1.          A transfer of one or more Shares can only be effected with due observance of the provisions set out in this Article 9, unless (i) all co-Shareholders have approved the intended transfer in writing, which approval shall then be valid for a period of three months, or (ii) the Shareholder concerned is obliged by law to transfer his Shares to a former Shareholder.

9.2.          A Shareholder wishing to transfer one or more of his Shares (the “Offeror”) shall first offer to sell such Shares to his co-Shareholders. Such offer shall be made by the Offeror by means of a written notification to the Management Board, stating the number of Shares he wishes to transfer. Within two weeks of receipt of this notification, the Management Board shall give notice of the offer to the co-Shareholders. Co-Shareholders interested in purchasing one or more of the Shares on offer (“Interested Parties”) must notify the Management Board within one month after said notices from the Management Board have been sent; notifications from co-Shareholders received later shall not be taken into account. If the Company itself is a co-Shareholder, it shall only be entitled to act as an Interested Party with the consent of the Offeror.

9.3.          The price at which the Shares on offer can be purchased by the Interested Parties shall be mutually agreed between the Offeror and the Interested Parties or by one or more experts appointed by them. If they do not reach agreement on the price or the expert or experts, as the case may be, the price shall be set by one or more independent experts to be appointed on the request of one or more of the parties concerned by the chairman of the Chamber of Commerce and Factories at which the Company is registered in the Commercial Register. If an expert is appointed, he shall be authorized to inspect all books and records of the Company and to obtain all such information as will be useful to him in setting the price.

9.4.          Within one month of the price being set, the Interested Parties must give notice to the Management Board of the number of the Shares on offer they wish to purchase. An Interested Party who fails to submit notice within said term shall no longer be counted as an Interested Party. Once the notice mentioned in the preceding sentence has been given, an

Interested Party can only withdraw with the consent of the other Interested Parties.

9.5.          If the Interested Parties wish to purchase more Shares in the aggregate than have been offered, the Shares on offer shall be distributed among them. The Interested Pa rties shall determine the distribution by mutual agreement. If they do not reach agreement on the distribution within two weeks from the notice to the Management Board referred to in Article 9.4, the Shares on offer shall be distributed among them by the Management Board, as far as possible in proportion to the shareholding of each Interested Party at the time of the distribution. However, the number of Shares on offer allocated to an Interested Party cannot exceed the number of Shares he wishes to purchase.

9.6.          The Offeror may withdraw his offer up to one month after the day on which he is informed to which Interested Party or Parties he can sell all the Shares on offer and at what price.

9.7.          If it is established that none of the co-Shareholders is an Interested Party or that not all Shares put on offer shall be purchased for payment in cash, the Offeror may freely transfer the total number of the Shares on offer, and not part thereof, up to three months thereafter.

9.8.          All notifications and notices referred to in this Article 9 shall be made by certified mail or against acknowledgement of receipt. Each time the Management Board receives such notification or notice, it shall immediately send a copy thereof to the Offeror and all Interested Parties (with the exception of the sender), unless indicated otherwise hereinabove.

9.9.          All costs of the appointment of the expert or experts, as the case may be, and their determination of the price, shall be borne by:

a.     the Offeror if he withdraws his offer;

b.     the Offeror and the buyers for equal parts if the Shares have been purchased by one or more Interested Parties, provided that these costs shall be borne by the buyers in proportion to the number of Shares purchased;

c.     the Company if the offer has not been accepted in full or only in part.

9.10.        The preceding provisions of this Article 9 shall apply by analogy to any right to subscribe for Shares and any right accruing from a Share, except any right to a payable distribution in cash.

Article 10. Pledging of Shares and Usufruct in Shares.

10.1.        The provisions of Article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

10.2.        On the creation of a right of pledge in a Share and on the creation or transfer of a usufruct in a Share, the voting rights attributable to such Share may not be assigned to the pledgee or the usufructuary.

Article 11. Depositary Receipts for Shares.

The Company shall not cooperate in the issuance of depositary receipts for Shares.

Article 12. Management Board Members.

12.1.        The Management Board shall consist of one or more members. Both individuals and legal entities can be Management Board members.

12.2.        Management Board members are appointed by the Shareholders’ Body.

12.3.        A Management Board member may be suspended or dismissed by the Shareholders’ Body at any time.

12.4.        The authority to establish remuneration and other conditions of employment for Management Board members is vested in the Shareholders’ Body.

Article 13. Duties, Decision-making Process and Allocation of Duties.

13.1.        The Management Board shall be entrusted with the management of the Company.

13.2.        When making Management Board resolutions, each Management Board member may cast one vote.

13.3.        All resolutions of the Management Board shall be adopted by more than half of the votes cast.

13.4.        Management Board resolutions may at all times be adopted outside of a meeting, in writing or otherwise, provided the proposal concerned is submitted to all Management Board members then in office and none of them objects to this manner of adopting resolutions. Adoption of resolutions in writing shall be effected by written statements from all Management Board members then in office.

13.5.        Resolutions of the Management Board shall be recorded in a minute book that shall be kept by the Management Board.

13.6.        The Management Board may establish further rules regarding its decision-making process and working methods. In this context, the Management Board may also determine the duties for which each Management Board member in particular shall be responsible. The Shareholders’ Body may decide that such rules and allocation of duties must be put in writing and that such rules and allocation of duties shall be subject to its approval.

Article 14. Representation; Conflicts of Interest.

14.1.        The Company shall be represented by the Management Board. If the Management Board consists of two or more members, any two members of the Management Board acting jointly shall also be authorized to represent the Company.

14.2.        The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer’s title. Such officers may be registered at the Commercial Register, indicating the scope of their power to represent the Company. The authority of an officer thus’

appointed may not extend to any transaction where the Company has a conflict of interest with the officer concerned or with one or more Management Board members.

14.3.        In the event of a conflict of interest between the Company and one or more Management Board members, the provisions of Article 14.1 shall continue to apply unimpaired unless the Shareholders’ Body has appointed one or more other persons to represent the Company in the case at hand or in general in the event of such a conflict. A resolution of the Management Board with respect to a matter involving a conflict of interest with one or more Management Board members in a private capacity shall be subject to the approval of the Shareholders’ Body, but the absence of such approval shall not affect the authority of the Management Board or its members to represent the Company.

Article 15. Approval of Management Board Resolutions.

15.1.        The Shareholders’ Body may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.

15.2.        The absence of approval by the Shareholders’ Body of a resolution as referred to in this Article 15 shall not affect the authority of the Management Board or its members to represent the Company.

Article 16. Vacancy or Inability to Act.

If a seat is vacant on the Management Board (ontstentenis) or a Management Board member is unable to perform his duties (belet), the remaining Management Board members shall be temporarily entrusted with the management of the Company, provided that at least two members of the Management Board are in office and able to perform their duties. If all seats are vacant on the Management Board or all members of the Management Board members are unable to perform their duties, or if less than two members of the Management Board are in office and able to perform their duties, or if the sole member of the Management Board is unable to perform his duties, the management of the Company shall be temporarily entrusted to the person designated for that purpose by the Shareholders’ Body.

Article 17. Financial Year and Annual Accounts.

17.1.        The Company’s financial year shall run from the first day of April up to and including the thirty-first day of March of the following year.

17.2.        Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this period is extended by the Shareholders’ Body by not more than six months, the Management Board shall prepare annual accounts and deposit the same for inspection by the Shareholders at the Company’s office.

17.3.        Within the same period, the Management Board shall also deposit the annual report for inspection by the Shareholders, unless Section 2:396, subsection 6 or Section 2:403 of the Dutch Civil Code applies to the Company.

17.4.        The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

17.5.        The annual accounts shall be signed by the Management Board members. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

17.6.        The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the Shareholders’ Body.

17.7.        The Shareholders’ Body shall adopt the annual accounts.

17.8.        The Shareholders’ Body may grant full or limited discharge to the Management Board members for the management pursued.

Article 18. Profits and Distributions.

18.1.        The allocation of profits accrued in a financial year shall be determined by the Shareholders’ Body. If the Shareholders’ Body does not adopt a resolution regarding the allocation of the profits prior to or at latest immediately after the adoption of the annual accounts, the profits will be reserved.

18.2.        Distribution of profits shall be made after adoption of the annual accounts if permissible under the law given the contents of the annual accounts.

18.3.        The Shareholders’ Body may resolve to make interim distributions on Shares and/or to make distributions on Shares at the expense of any reserve of the Company. In addition, the Management Board may decide to make interim distributions on Shares.

18.4.        Distributions on Shares shall be made payable immediately after the resolution to make the distribution, unless another date of payment has been determined in the resolution.

18.5.        Distributions on Shares may be made only up to an amount which does not exceed the amount of the Distributable Equity.

18.6.        In calculating the amount of any distribution on Shares, Shares held by the Company shall be disregarded.

Article 19. General Meetings of Shareholders.

19.1.        The annual General Meeting of Shareholders shall be held within six months after the end of the financial year.

19.2.        19.2 Other General Meetings of Shareholders shall be held as often as the Management Board deems such necessary.

19.3.        19.3 Shareholders representing in the aggregate at least one-tenth of the Company’s issued capital may request the Management Board to convene a General Meeting of Shareholders, stating specifically the subjects to be discussed. If the Management Board has not given proper notice of a General Meeting of Shareholders within four weeks following receipt of such request such that the meeting can be held within six weeks after receipt of the request, the applicants shall be authorized to convene a meeting themselves.

Article 20. Notice, Agenda and Venue of Meetings.

20.1.        Notice of General Meetings of Shareholders shall be given by the Management Board. Furthermore, notice of General Meetings of Shareholders may be given by Shareholders representing in the aggregate at least half of the Company’s issued capital, without prejudice to the provisions of Article 19.3.

20.2.        Notice of the meeting shall be given no later than on the fifteenth day prior to the day of the meeting.

20.3.        The notice of the meeting shall specify the subjects to be discussed. Subjects which were not specified in such notice may be announced at a later date, with due observance of the term referred to in Article 20.2.

20.4.        A subject for discussion of which discussion has been requested in writing not later than thirty days before the day of the meeting by one or more Shareholders who individually or jointly represent at least one percent of the issued capital, shall be included in the notice or shall be notified in the same way as the other subjects for discussion, provided that no important interest (zwaarwegend belang) of the Company dictates otherwise.

20.5.        The notice of the meeting shall be sent to the addresses of the Shareholders shown in the register of Shareholders.

20.6.        General Meetings of Shareholders are held in the municipality in which, according to these Articles of Association, the Company has its official seat. General Meetings of Shareholders may also be held elsewhere, but in that case valid resolutions of the Shareholders’ Body may only be adopted if all of the Company’s issued capital is represented.

Article 21. Admittance and Rights at Meetings.

21.1.        Each Shareholder shall be entitled to attend the General Meetings of Shareholders, to address the meeting and to exercise his voting rights. Shareholders may be represented in a meeting by a proxy authorized in writing.

21.2.        At a meeting, each person present with voting rights must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

21.3.        The Management Board members shall, as such, have the right to give advice in the General Meetings of Shareholders.

21.4.        The chairperson of the meeting shall decide on the admittance of other persons to the meeting.

Article 22. Chairperson and Secretary of the Meeting.

22.1.        The chairperson of a General Meeting of Shareholders shall be appointed by more than half of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, a Management Board member shall act as chairperson, or, if no Management Board member is present at the meeting, the eldest person present at the meeting shall act as chairperson.

22.2.        The chairperson of the meeting shall appoint a secretary for the meeting.

Article 23. Minutes; Recording of Shareholders’ Resolutions.

23.1.        The secretary of a General Meeting of Shareholders shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

23.2.        The Management Board shall keep record of all resolutions adopted by the Shareholders’ Body. If the Management Board is not represented at a meeting, the chairperson of the meeting shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Shareholders. On application, each of them shall be provided with a copy of or an extract from the records.

Article 24. Adoption of Resolutions in a Meeting.

24.1.        Each Share confers the right to cast one vote.

24.2.        To the extent that the law or these Articles of Association do not require a qualified majority, all resolutions of the Shareholders’ Body shall be adopted by more than half of the votes cast.

24.3.        If there is a tie in voting, the proposal shall be deemed to have been rejected.

24.4.        If the formalities for convening and holding of General Meetings of Shareholders, as prescribed by law or these Articles of Association, have not been complied with, valid resolutions of the Shareholders’ Body may only be adopted in a meeting, if in such meeting all of the Company’s issued capital is represented and such resolution is carried by unanimous vote.

24.5.        In the Shareholders’ Body, no voting rights may be exercised for any Share held by the Company or a subsidiary, nor for any Share for which the Company or a subsidiary holds the depositary receipts.

Article 25. Adoption of Resolutions without holding Meetings.

25.1.        Resolutions of the Shareholders’ Body may also be adopted in writing without holding a General Meeting of Shareholders, provided they are adopted by the unanimous vote of all Shareholders entitled to vote. The provision of Article 21.3 shall apply by analogy.

25.2.        Each Shareholder must ensure that the Management Board is informed of the resolutions thus adopted as soon as possible in writing. The Management Board shall keep record of the resolutions adopted and it shall add such records to those referred to in Article 23.2.

Article 26. Amendment of the Articles of Association.

The Shareholders’ Body may resolve to amend these Articles of Association. When a proposal to amend these Articles of Association is to be made at a General Meeting of Shareholders, the notice of such meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Shareholders, until the conclusion of the meeting.

Article 27. Dissolution and Liquidation.

27.1.        The Company may be dissolved pursuant to a resolution to that effect by the Shareholders’ Body. When a proposal to dissolve the Company is to be made at a General Meeting of Shareholders, this must be stated in the notice of such meeting.

27.2.        If the Company is dissolved pursuant to a resolution of the Shareholders’ Body, the Management Board members shall become liquidators of the dissolved Company’s property. The Shareholders’ Body may decide to appoint other persons as liquidators.

27.3.        During liquidation, the provisions of these Articles of Association shall remain in force to the extent possible.

27.4.        The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.

27.5.        In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.

Statement Of No Objections.

With respect to the foregoing amendment of the Articles of Association, a ministerial Statement of No Objections of the Dutch Ministry of Justice was granted on the twenty-ninth day of June two thousand and five, under number S.V. 1195992, which is evidenced by a written statement from the Dutch Ministry of Justice attached to this deed (Annex).

End.

The person appearing is known to me, civil law notary.

This deed was executed in Rotterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents.

After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.